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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 25, 1997, except as to Note 9 which is as of August 6, 1997, relating to the consolidated financial statements of Influence, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."

/s/  PRICE WATERHOUSE LLP
-------------------------
PRICE WATERHOUSE LLP

San Jose, California
August 6, 1997